Exhibit 99.1

PRESS ANNOUNCEMENT

Date:	October 26, 2010

Contact:	James H. Nicholson
Chief Financial Officer
440-248-7171

PVF Capital Corp. Announces Fiscal First Quarter Results.

•	Strong mortgage banking activities resulting in mortgage origination income of $3.7 million.

•	Lower rate environment and increasing prepayment speeds result in impairment of $1.2 million in mortgage servicing rights.

•	Continued improvement in net interest margin to 2.62%.

•	Credit costs remain elevated with provision for loan losses of $2.8 million and loss on real estate owned of $412,000.

•	Continued progress towards achieving regulatory targeted adversely classified assets ratio.

•	Improving noninterest expense levels.

•	Bank capital ratios remain strong.

PVF Capital Corp. (Nasdaq: PVFC), the parent company of Park View Federal Savings Bank, announced a net loss of $618,000 or $0.02 basic and diluted loss per share for the quarter ended September 30, 2010.

During the quarter, the Company experienced a significant increase in mortgage banking activities as a result of the elevated levels of refinancing activities from the drop in mortgage interest rates. The increased mortgage volume resulted in mortgage origination income of $3.7 million, an increase of $1.2 million over the linked quarter of June 30, 2010, and an increase of $2.8 million over the same period of the prior year. The elevated levels of refinance activity also resulted in an increase in the amortization of the mortgage servicing asset, resulting in a net servicing loss of $150,000 for the period, compared with net servicing revenue of $122,000 and $143,000 for the linked quarter and prior year quarter, respectively. The accelerated prepayment speeds also resulted in a decline in the estimated fair value of certain tranches of the Company’s mortgage servicing rights resulting in the establishment of a valuation allowance of $1.2 million. However, the estimated value of the Company’s entire mortgage servicing rights portfolio continues to exceed its carrying value.

Robert J. King, Jr., President and Chief Executive Officer commented, “The continued low interest rate environment throughout the quarter has generated a strong volume of mortgage refinancing activity and a corresponding high level of mortgage banking activity and income. We are encouraged with these results despite the offsetting net servicing loss and the establishment of the valuation allowance.”

30000 AURORA ROAD, SOLON, OHIO 44139 • TEL: (440) 248-7171 • FAX: (440) 914-3658 • www.pvfsb.com

During the current quarter, the Company continued its strategy to reduce the risk profile of its balance sheet to move towards achieving full compliance with the Orders entered into with its primary regulator, the Office of Thrift Supervision, and to reposition the Company to return to its core profitability. As part of its strategy to reduce its risk profile, the Company continued to shrink its balance sheet and loan portfolio. During the current period, total assets declined $22.8 million, or 2.7%, while the loan portfolio shrunk $14.9 million, or 2.4%. Total nonperforming assets remained stable with the linked quarter at $78.0 million at September 30, 2010. The Company continued to reduce its level of classified assets to core capital plus general valuation allowance ratio to 86.5% at September 30, 2010 compared with 135.1% at September 30, 2009. The Company also reduced its level of classified assets plus special mention assets to core capital ratio plus general valuation allowance to 109.6% compared with 168.4% a year ago.

Also, as part of improving its risk profile, the Company continued to increase its liquidity position maintaining a very high level of cash and cash equivalents, which totaled $130.7 million at the end of the most recent quarter.

Mr. King added, “We are pleased with the underlying core performance of the organization as we continue to manage the balance sheet to reduce the Company’s overall risk profile, generate revenue, reduce expenses and improve net interest margin. We are seeing a decline in the level of nonperforming and adversely classified assets, although not as quickly as we would like.”

Despite a smaller balance sheet, net interest income for the period increased $7,000 and $799,000 as compared with the periods ending June 30, 2010 and September 30, 2009, respectively. The net interest margin was 2.62% for the period and was higher than the 2.55% reported for the linked period and 2.14% for the year ago period.

The provision for loan losses totaled $2.8 million reflecting the continued difficult economic operating environment. The provision was $3.9 million the previous period and $1.8 million the prior year period.

The allowance for loan losses increased to $32.6 million or 5.4% of total loans outstanding. This compares to $31.5 million and 5.1%, respectively, for the prior period and $31.8 million and 4.7%, respectively, for the prior year period.

Park View Federal is a wholly-owned subsidiary of PVF Capital Corp. and operates 17 full-service offices located throughout the Greater Cleveland area. For additional information, visit our web site at www.myparkview.com.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

PVF Capital Corp.’s common shares trade on the NASDAQ Capital Market under the symbol PVFC.

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30000 AURORA ROAD, SOLON, OHIO 44139 • TEL: (440) 248-7171 • FAX: (440) 914-3658 • www.pvfsb.com

PVF CAPITAL CORP.

30000 Aurora Road

Solon, OH 44139

440-248-7171

SUMMARY OF FINANCIAL HIGHLIGHTS

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	September 30,	June 30,
(Dollars in thousands)	2010	2010
ASSETS
Cash and cash equivalents	$130,706	$130,043
Securities	15,112	20,149
Loans receivable	571,409	587,406
Loans receivable held for sale	15,151	8,718
Mortgage-backed securities	41,772	47,146
Other assets	62,597	66,123

Total Assets	$836,747	$859,585

LIABILITIES
Deposits	$644,635	$667,546
Borrowed money	86,233	86,259
Other liabilities	23,646	22,537

Total Liabilities	754,514	776,342

Total Stockholders’ Equity	82,233	83,243

Total Liabilities and Stockholders’ Equity	$836,747	$859,585

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,
(Dollars in thousands except per share data)	2010	2010

Loans	$8,132	$9,157
Mortgage-backed securities	461	663
Investments	260	177

Interest income	8,853	9,997

Deposits	2,666	4,359
Borrowings	911	1,162

Interest expense	3,577	5,521

Net interest income	5,276	4,476

Provision for loan losses	2,800	1,760

Net interest income after provision for loan losses	2,476	2,716

Mortgage-banking activities	2,414	1,055
Impairment of securities	0	0
Gain on cancellation of subordinated debt	0	8,561
Gain (loss) on real estate owned	(412)	(90)
Gain on the sale of securities	0	0
Increase in cash surrender value of bank owned life insurance	75	20
Other, net	411	318

Total noninterest income	2,488	9,864

Compensation and benefits	2,436	2,242
Office occupancy and equipment	707	678
Federal deposit insurance premium	606	566
Outside services	551	852
Real estate owned expense	737	782
Other	891	1,116

Total noninterest expense	5,928	6,236

Income (loss) before federal income tax provision	(964)	6,344

Federal income tax provision (benefit)	(346)	2,144

Net income (loss)	($618)	$4,200

Basic earnings (loss) per share	($0.02)	$0.54

Diluted earnings (loss) per share	($0.02)	$0.54

FINANCIAL HIGHLIGHTS

	At or for the three months ended
(dollars in thousands except per share data)	September 30,	June 30,	March 31,	December 31,	September 30,
Balance Sheet Data:	2010	2010	2010	2009	2009
Total assets	$836,747	$859,585	$889,184	$869,297	$887,081
Loans receivable	604,038	618,925	636,243	656,351	685,048
Allowance for loan losses	32,629	31,519	30,272	29,913	31,824
Loans receivable held for sale, net	15,151	8,718	9,017	7,181	6,428
Mortgage-backed securities available for sale	41,772	47,146	52,217	57,433	60,630
Cash and cash equivalents	130,706	130,043	137,369	42,662	29,004
Securities held to maturity	0	0	5,000	55,000	57,000
Securities available for sale	15,112	20,149	9,978	87	137
Deposits	644,635	667,546	689,562	682,891	696,931
Borrowings	86,233	86,259	86,286	96,313	106,339
Stockholders’ equity	82,233	83,243	85,304	53,578	54,894
Nonperforming loans	71,100	69,090	69,983	73,343	75,249
Other nonperforming assets	6,891	8,174	10,991	12,090	11,569
Tangible common equity ratio	9.83%	9.68%	9.59%	6.16%	6.19%
Book value per share	$3.21	$3.25	$3.36	$6.71	$6.88
Common shares outstanding at period end	25,642,218	25,642,218	25,402,218	7,979,120	7,979,120

Operating Data:
Loans	$8,132	$8,325	$8,571	$9,139	$9,157
Mortgage-backed securities	461	575	606	694	663
Investments	260	277	203	180	177

Interest income	8,853	9,177	9,380	10,013	9,997

Deposits	2,666	3,005	3,226	3,764	4,359
Borrowings	911	902	1,022	1,107	1,162

Interest expense	3,577	3,907	4,248	4,871	5,521

Net interest income	5,276	5,270	5,132	5,142	4,476

Provision for loan losses	2,800	3,918	7,000	2,250	1,760

Net interest income after provision for loan losses	2,476	1,352	(1,868)	2,892	2,716

Mortgage-banking activities	2,414	1,327	770	1,451	1,055
Gain on cancellation of subordinated debt	0	0	9,066 (1)	0	8,561 (2)
Gain (loss) on real estate owned	(412)	(1,305)	(239)	(571)	(90)
Gain on the sale of securities	0	0	24	0	0
Increase in cash surrender value of bank owned life insurance	75	76	75	78	20
Other, net	411	290	259	371	318

Total noninterest income	2,488	388	9,955	1,329	9,864

Compensation and benefits	2,436	2,430	2,317	2,372	2,242
Office occupancy and equipment	707	607	645	647	678
Federal deposit insurance premium	606	781	584	738	566
Outside services	551	759	655	508	907
Real estate owned expense	737	691	949	666	782
Other	891	801	974	1,096	1,061

Total noninterest expense	5,928	6,069	6,124	6,027	6,236

Income (loss) before federal income tax provision	(964)	(4,329)	1,963	(1,806)	6,344

Federal income tax provision (benefit)	(346)	(1,582)	694	(525)	2,144

Net income (loss)	($618)	($2,747)	$1,269	($1,281)	$4,200

Basic earnings (loss) per share	($0.02)	($0.11)	$0.14	($0.16)	$0.54

Diluted earnings (loss) per share	($0.02)	($0.11)	$0.13	($0.16)	$0.54

(1)    Includes $9.1 million gain related to exchange of PVF Capital Trust II trust preferred securities.

(2)    Includes $8.6 million gain related to exchange of PVF Capital Trust I trust preferred securities.

Performance Ratios:
Return on average assets	(0.29)	(1.24)	0.58	(0.58)	1.87
Return on average equity	(2.99)	(12.96)	7.27	(9.45)	32.18
Net interest margin	2.62	2.55	2.55	2.49	2.14
Interest rate spread	2.48	2.44	2.48	2.38	2.26
Efficiency ratio	63.33	87.17	97.83	85.59	106.25
Stockholders’ equity to total assets (all tangible)	9.83	9.68	9.59	6.16	6.19

Asset Quality Ratios:
Nonperforming assets to total assets	9.32	8.99	9.11	9.83	9.79
Nonperforming loans to total loans	11.77	11.16	11.00	11.17	10.98
Allowance for loan losses to total loans	5.40	5.09	4.76	4.56	4.65
Allowance for loan losses to nonperforming loans	45.89	45.62	43.26	40.79	42.29
Net charge-offs to average loans, annualized	1.08	1.68	4.05	2.54	0.84

Park View Federal Regulatory Capital Ratios:
Ratio of tangible capital to adjusted total assets	8.70	8.63	8.23	7.15	6.70
Ratio of tier one (core) capital to adjusted total assets	8.70	8.63	8.23	7.15	6.70
Ratio of tier one risk-based capital to risk-weighted assets	11.65	11.56	10.93	9.48	8.77
Ratio of total risk-based capital to risk-weighted assets	12.92	12.83	12.19	10.74	10.03
Adversely classified assets to core capital plus general valuation allowance	86.50	88.60	98.60	119.90	135.10
Adversely classified assets plus special mention assets to core capital plus general valuation allowance	109.60	117.30	104.20	130.50	168.40